                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 J. BAKER, INC.
                (Name of Registrant as Specified In Its Charter)

                                 J. BAKER, INC.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

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

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 2000

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 6, 2000, at 9:30 a.m., for the following purposes:

     1. To elect four Class II Directors to serve for a three-year term until the 2003 Annual Meeting and until their respective successors are elected and qualified;

     2. To ratify the selection of KPMG LLP as independent auditors for the fiscal year ending February 3, 2001; and

     3. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 15, 2000 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            MICHAEL A. O'HARA
                                            Clerk

Canton, Massachusetts
May 3, 2000

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2000

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 3, 2000. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 6, 2000, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposal number 2 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 15, 2000 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 10, 2000, there were 14,067,948 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 10, 2000, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company and each of the nominees for election as a Director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and (iv) the current Directors and executive officers as a group.

                                                               AMOUNT AND
                                                               NATURE OF
NAME, AND WITH RESPECT TO OWNERS OF 5% OR MORE                 BENEFICIAL     PERCENT
OF COMMON STOCK, $.50 PAR VALUE, ADDRESS                      OWNERSHIP(1)    OF CLASS
----------------------------------------------                ------------    --------
FMR Corp....................................................   2,197,223(2)     14.7%
82 Devonshire Street
Boston, MA 02109

Putnam Investments, Inc.....................................   1,023,553(3)      7.3%
One Post Office Square
Boston, MA 02109

Dimensional Fund Advisors, Inc..............................     949,172(4)      6.7%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Schneider Capital Management Corporation....................     894,100(5)      6.3%
460 E. Swedesford Road, Suite 1080
Wayne, PA 19087

First Manhattan Co..........................................     849,537(6)      6.0%
437 Madison Avenue
New York, NY 10022

The TCW Group, Inc..........................................     729,300(7)      5.2%
865 South Figueroa Street
Los Angeles, CA 90017

Sherman N. Baker............................................     417,264(8)      2.9%
J. Christopher Clifford.....................................      42,000(9)        *
Douglas J. Kahn.............................................      24,000(10)       *
Harold Leppo................................................      33,900(11)       *
David Pulver................................................     111,193(12)       *
Theodore M. Ronick..........................................      10,500(13)       *
Melvin M. Rosenblatt........................................      46,100(14)       *
Nancy Ryan..................................................      16,000(10)       *
Alan I. Weinstein...........................................     242,187(15)     1.7%
Michael J. Fine.............................................      35,125(16)       *
Stuart M. Glasser...........................................     256,750(17)     1.8%
Thomas J. Konecki...........................................       3,750(18)       *
Philip G. Rosenberg.........................................     100,545(19)       *
Directors and Executive Officers as a Group (14 persons)....   1,348,239(20)     9.2%

---------------
   * Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of FMR Corp., Edward C. Johnson, III, Chairman of FMR Corp. and Abigail P. Johnson, a Director of FMR Corp., dated February 14, 2000. The beneficial owner has reported that it has sole voting power with respect to 134,724 shares and sole dispositive power with respect to 2,197,223 shares. According to such information, Mr. Johnson, Ms. Johnson and various Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a shareholders' agreement, may be deemed to form a controlling group with respect to FMR Corp. The information indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 2,062,500 shares of the Company's Common Stock as a result of acting as investment advisor to several registered investment companies (the "Fidelity Funds"). Such shares include 824,799 shares of the Company's Common Stock issuable upon the conversion of the Company's convertible subordinated debentures. Each of Mr. Johnson and FMR Corp., through its control of Fidelity and the Fidelity Funds, have sole dispositive power over such 2,062,500 shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares; as such power resides with the Boards of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. In addition, the information indicates that one investment company, Fidelity
     Equity -- Income Fund, is the beneficial owner of 824,799 shares of the Company's Common Stock. Such information further indicates that Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 134,724 shares of the Company's Common Stock as a result of its serving as investment manager of certain institutional accounts, of which 16,123 shares are issuable upon conversion of the Company's convertible subordinated debentures. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole voting and sole dispositive power over all such shares.

 (3) Information based solely on Schedule 13G of Putnam Investments, Inc. on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., dated February 8, 2000. Such information indicates that Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. share dispositive power with respect to 1,023,553, 305,653 and 717,900 shares, respectively, and Putnam Investments, Inc. and The Putnam Advisory Company, Inc. share voting power with respect to 58,700 shares.

 (4) Information based solely on Schedule 13G of Dimensional Fund Advisors, Inc. dated February 4, 2000. The beneficial owner has reported it has sole voting and dispositive power with respect to all of such shares.

 (5) Information based solely on Schedule 13G of Schneider Capital Management Corporation, dated February 14, 2000. The beneficial owner has reported it has sole voting power with respect to 149,400 shares and sole dispositive power with respect to 894,100 shares.

 (6) Information based solely on Schedule 13G of First Manhattan Co. dated February 9, 2000. The beneficial owner has reported that 20,770 shares are owned by family members of General Partners of First Manhattan Co. First Manhattan Co. disclaims dispositive power as to 14,100 of such shares and beneficial ownership as to 6,670 of such shares. The beneficial owner has reported it has sole voting and dispositive power with respect to 18,945 shares, shared voting power with respect to 783,906 shares and shared dispositive power with respect to 830,592 shares.

 (7) Information based solely on Schedule 13G of The TCW Group, Inc. and Robert Day dated January 20, 2000. Such information indicates that The TCW Group, Inc. and Robert Day have shared voting and dispositive power with respect to all of such shares.

 (8) Includes currently exercisable options with respect to 38,396 shares.

 (9) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 30,000 shares.

(10) Includes currently exercisable options with respect to 15,000 shares.

(11) Includes currently exercisable options with respect to 10,000 shares.

(12) Includes 67,193 shares and currently exercisable warrants to purchase 24,000 shares owned by Cornerstone Capital, Inc., a corporation of which Mr. Pulver is the sole stockholder. Includes currently exercisable options with respect to 20,000 shares.

(13) Includes 4,000 shares held by Mr. Ronick as trustee of a trust and currently exercisable options with respect to 5,000 shares.

(14) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership, currently exercisable options with respect to 32,500 shares and 3,100 shares underlying convertible subordinated debentures, 1,550 shares of which are owned by Mr. Rosenblatt's wife and as to which Mr. Rosenblatt disclaims beneficial ownership.

(15) Includes currently exercisable options with respect to 107,695 shares and 3,125 shares subject to options that are exercisable within sixty (60) days.

(16) Includes currently exercisable options with respect to 33,125 shares.

(17) Includes currently exercisable options with respect to 153,750 shares.

(18) Represents currently exercisable options.

(19) Mr. Rosenberg passed away on January 2, 2000. Represents shares and currently exercisable options with respect to 77,605 shares owned by his estate. Upon his death, pursuant to the terms of the Amended and Restated 1994 Equity Incentive Plan, all of Mr. Rosenberg's options vested automatically.

(20) Includes currently exercisable options with respect to 549,350 shares, 3,875 shares subject to options that are exercisable within 60 days, 24,000 shares underlying currently exercisable warrants and 3,100 shares underlying convertible subordinated debentures.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended January 29, 2000.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 2000 Annual Meeting will continue until the Annual Meeting of Stockholders to be held in 2003 and until their respective successors are elected and qualified.

     The nominees for the four Class II Directors to be voted upon at the meeting are Nancy Ryan, Douglas J. Kahn, Harold Leppo and Stuart M. Glasser, the incumbent Class II Directors. Proxies will be voted "FOR" these nominees unless otherwise specified in the proxy. Management does not contemplate that any of the nominees will be unable to serve, but in such event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.

     The following table sets forth information regarding Ms. Ryan and Messrs. Kahn, Leppo and Glasser, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is to expire at the 2001 or 2002 Annual Meeting of Stockholders.

                                                       PRESENT PRINCIPAL EMPLOYMENT AND        DIRECTOR
NAME                                        AGE           PRIOR BUSINESS EXPERIENCE             SINCE
----                                        ---        --------------------------------        --------
(NOMINEES FOR CLASS II TERM TO EXPIRE IN 2003)

Nancy Ryan................................  50     Since 1980 President of Pro Media, Inc.,      1995
                                                     a provider of advertising and media
                                                     buying services. Prior to 1980, Vice
                                                     President/ Media Director of S & N
                                                     Advertising. Trustee of Emerson
                                                     College, Boston, Massachusetts.

Douglas J. Kahn...........................  43     Since 1993 President and Chief Operating      1995
                                                     Officer of the Royal Home Fashions
                                                     Division of Croscill Home Fashions,
                                                     Inc. Prior to 1993, Senior Vice
                                                     President, Merchant Banking Group,
                                                     Donaldson, Lufkin and Jenrette
                                                     Securities Corporation.

                                                       PRESENT PRINCIPAL EMPLOYMENT AND        DIRECTOR
NAME                                        AGE           PRIOR BUSINESS EXPERIENCE             SINCE
----                                        ---        --------------------------------        --------
Harold Leppo..............................  62     Chief Executive Officer of Harold Leppo       1997
                                                     and Company, a retail consulting firm
                                                     in Stamford, Connecticut, since 1988.
                                                     Prior to 1988, held a number of
                                                     managerial positions at Lord & Taylor
                                                     and Allied Stores, Inc., including
                                                     President and Chief Operating Officer
                                                     of Lord & Taylor (1987) and Executive
                                                     Vice President of Allied Stores
                                                     (1988). Mr. Leppo is also a Director
                                                     of Royce Hosiery Mills, Inc., a
                                                     privately held manufacturer of hosiery
                                                     and Homebase, Inc., a warehouse-style
                                                     home improvement retailer.

Stuart M. Glasser.........................  52     Senior Executive Vice President of the        1999
                                                     Company since June 1998 and President
                                                     and Chief Executive Officer of The
                                                     Casual Male, Inc. since September
                                                     1997, and has served as a member of
                                                     the Board of Directors of the Company
                                                     since December 1999. From January 1991
                                                     until September 1997, served as
                                                     Executive Vice President and General
                                                     Merchandise Manager of the men's,
                                                     boy's, children's and cosmetics
                                                     divisions of Bloomingdales, a division
                                                     of Federated Department Stores, Inc.
                                                     Prior to 1991, served as President and
                                                     Chief Executive of the department
                                                     store division of Elder-Beerman Stores
                                                     Corp. and, prior to that, served as an
                                                     Executive Vice President of Lord &
                                                     Taylor. Member of the Board of
                                                     Directors of Allou Health & Beauty
                                                     Care, Inc., a distributor of
                                                     nationally advertised health and
                                                     beauty aid products, pharmaceuticals,
                                                     fragrances, cosmetics and
                                                     non-perishable foods, since March
                                                     2000.

(CONTINUING DIRECTORS -- CLASS III TERM TO EXPIRE IN 2001)

J. Christopher Clifford...................  54     Managing Director of Berkshire Partners       1985
                                                     LLC, a private investment firm. From
                                                     1986 until 1999, served as general
                                                     partner of Berkshire Partners LLP, the
                                                     predecessor of Berkshire Partners LLC.

                                                       PRESENT PRINCIPAL EMPLOYMENT AND        DIRECTOR
NAME                                        AGE           PRIOR BUSINESS EXPERIENCE             SINCE
----                                        ---        --------------------------------        --------
Alan I. Weinstein.........................  57     President and Chief Executive Officer of      1996
                                                     the Company since November 1996 and
                                                     March 1997 respectively; Acting
                                                     President and Chief Executive Officer,
                                                     September 1996 until November 1996 and
                                                     March 1997 respectively; Joined the
                                                     Company in 1968 and for the past 31
                                                     years has held various senior level
                                                     management positions; Most recently
                                                     served as Senior Executive Vice
                                                     President, Chief Financial Officer,
                                                     Chief Administrative Officer and
                                                     Secretary since September 1988.

David Pulver..............................  58     President of Cornerstone Capital, Inc.        1993
                                                     Chairman of the Board of Directors of
                                                     Morse Shoe, Inc., March, 1992 through
                                                     January, 1993. Chairman of the Board
                                                     and Co-Chief Executive Officer of The
                                                     Children's Place, 1968-1984. Director
                                                     of Hearst-Argyle Television, Inc., an
                                                     owner and manager of independent
                                                     television and radio stations. Trustee
                                                     of Colby College in Waterville, Maine.

(CONTINUING DIRECTORS -- CLASS I TERM TO EXPIRE IN 2002)

Sherman N. Baker..........................  80     Chairman of the Board of the Company.         1985
                                                     Chief Executive Officer of the Company
                                                     and its Predecessor from 1970 until
                                                     March 1990.

Theodore M. Ronick........................  66     Since 1994 retail consultant. Prior to        1998
                                                     1994, held a number of managerial
                                                     positions at R. H. Macy & Co.,
                                                     including Chairman and Chief Executive
                                                     Officer of R. H. Macy & Co., Inc.
                                                     Corporate Buying Division.

Melvin M. Rosenblatt......................  69     Certified public accountant and past          1993
                                                     Chairman of the Board and Chief
                                                     Executive Officer of Greenberg,
                                                     Rosenblatt, Kull & Bitsoli, P.C., a
                                                     public accounting firm with which he
                                                     has been associated since 1957.
                                                     Trustee of Clark University in
                                                     Worcester, Massachusetts. Director and
                                                     Chairman of the Asset Development
                                                     Committee of the Greater Worcester
                                                     Community Foundation. Formerly a
                                                     Director of Ames Department Stores,
                                                     Inc. from 1979 through 1992.

     On December 14, 1999, the Board of Directors elected Stuart M. Glasser to serve as a Class II Director.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and if they are not otherwise compensated by the Company, currently receive an annual fee of $20,000 to serve on the Board of Directors and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 2000, pursuant to the Directors' Plan, each of Messrs. Clifford, Kahn, Leppo, Pulver, Rosenblatt, Ronick and Ms. Ryan were granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $6.875, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held eight meetings during fiscal 2000. All Directors attended at least 75% of these meetings (except for Mr. Kahn, who attended 62.5% of these meetings) and any meetings of any committees of which such Director was a member.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These Committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met two times during fiscal 2000, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Rosenblatt (Chairman), Kahn, Leppo, Pulver and Ronick. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Audit Committee performs its duties in accordance with an Audit Committee charter. Currently, the Audit Committee is considering adopting an updated charter or modifying its existing charter.

     The Compensation Committee, which held two meetings during fiscal 2000, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this Committee are Messrs. Clifford (Chairman), Kahn, Leppo, Rosenblatt and Ms. Ryan.

     The Executive Committee, which met five times during fiscal 2000, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this Committee are Messrs. Baker (Chairman), Clifford, Rosenblatt and Weinstein.

     The Nominating Committee, which met once during fiscal 2000, identifies, evaluates and nominates candidates for election to the Board. The Nominating Committee will consider nominees recommended to the Committee by stockholders; see "Stockholder Proposals" for the procedure to be followed by stockholders in submitting such recommendations. The present members of this Committee are Messrs. Pulver (Chairman), Leppo and Ms. Ryan.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's Amended and Restated 1985 Stock Option Plan (the "1985 Plan"), the Amended and Restated 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executive officers whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach, which provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce a total compensation package that enables the Company to attract, retain and provide incentives for appropriately skilled executives. In determining the scope of these compensation packages, the Committee takes into account compensation programs offered by similar-sized specialty store retailers and, where appropriate, those of other businesses in the local market.

     With respect to the compensation arrangement for the Company's Chief Executive Officer, Mr. Weinstein, the components of his total compensation program are base salary, bonus opportunities under the Incentive Plan, grants of stock options and grants of performance shares. The specific elements of Mr. Weinstein's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors, which include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by the Company's human resources department and, from time-to-time, outside compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the specialty retailing marketplace.

     On an annual basis, each executive of the Company engages in an assessment program whereby profitability goals and other objectives for each performance period are established which are subject to periodic review during the performance period. At the conclusion of the performance period, a review of the executive's performance is conducted by the evaluating manager. The assessment of Mr. Weinstein's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Weinstein for fiscal year 2001 is $675,000. In setting Mr. Weinstein's base salary, the Committee considered (i) his effective role in leading the acquisition of the Repp Ltd. Big & Tall, Repp Ltd. By Mail, and

Shoe Corporation of America businesses, (ii) his recruitment of talented and experienced executives and (iii) his performance in managing the Company's overall financial and operating results. The Committee also considered competitive salary ranges for comparably sized companies, as well as the opportunities Mr. Weinstein has been offered to enhance total compensation through the Incentive Plan and the equity incentive arrangements implemented by the Committee.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax income from operations as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals. These goals are subject to review by the Committee and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 60% of base salary, with the Chief Executive Officer at the 60% level. The threshold guideline for awards represents a percentage of each position's target goal, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 175% of the target goal. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Weinstein, the award opportunity is based on consolidated corporate results and the results of the individual business units. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 25% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     For fiscal year 2000, Mr. Weinstein received an award of $154,688 under the Incentive Plan.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan terminated, according to its terms, in June 1995. Although stock option grants are still outstanding under this Plan, no future grants can be made from the Plan. However, on June 7, 1994, the stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of incentive and non-qualified stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity-based compensation through a combination of the incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive compensation closely with long-term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the 1994 Plan. As referenced, grants of stock options under the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan have been and are based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine.

     With respect to Mr. Weinstein's compensation, stock option grants are made at fair market value, with a ten-year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, generally with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. In some instances, vesting of such options is over a five-year period with 20% of any such options vesting annually over the period. Mr. Weinstein was granted a non-qualified stock option pursuant to the 1994 Plan for 25,000 shares of Common Stock of the Company on March 11, 1997, at an exercise price of $8.94, in connection with his being elected Chief Executive Officer and the removal of his "acting" title. This stock option vests at the rate of 20% per year beginning on the first anniversary date after the date of grant and ending on the fifth anniversary date. Mr. Weinstein was also granted a non-qualified stock option for 75,000 shares of Common Stock of the Company on September 9, 1997 at an exercise price of $9.50, a non-qualified stock option for 5,000 shares on January 5, 1998 at an exercise price of $5.75 per share, a non-qualified stock option for 25,000 shares on March 30, 1999 at an exercise price of $3.69 per share and a non-qualified stock option for 100,000 shares on March 14, 2000 at an exercise price of $6.35 per share. Each of these stock options will vest at the rate of 25% per year beginning on the first anniversary date after the date of grant and ending on the fourth anniversary.

     The final component of Mr. Weinstein's compensation arrangement consists of Performance Share Awards. During fiscal 1997, the Committee granted Mr. Weinstein a Performance Share Award that would have entitled him to receive between 25,000 and 50,000 shares of the Company's Common Stock in fiscal year 1999 if the price of the Common Stock attained certain targeted levels and remained at such levels for a fixed period by a date certain. Specifically, the award was linked to a performance term which began on March 26, 1996 and was originally scheduled to end on April 30, 1998, which term was subsequently extended until April 30, 1999. On July 8, 1998, Mr. Weinstein's performance share award was terminated and in substitution thereof he was granted a performance based restricted stock award under the 1994 Plan for 50,000 shares of the Company's common stock at a purchase price of $10.18 per share. Pursuant to the award, Mr. Weinstein purchased the shares underlying the award and executed a promissory note in the amount of $509,000, which note will be ratably forgiven over five years provided Mr. Weinstein remains employed by the Company during such time. The award originally provided that if the twenty (20) day average trading price of the Company's common stock culminating on the vesting date, September 15, 1999, is less than $14.00 per share, the Company shall have the right to repurchase a portion of the shares, up to a maximum of 40,000 shares, at the lower of $10.18 per share or the fair market value of such shares on the vesting date. During fiscal 2000, the Committee agreed to extend the vesting date of its repurchase right until September 15, 2000 in consideration of Mr. Weinstein's agreement to extend the trading restrictions with respect to such Common Stock until such date.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals the Committee believes to be in the best interests of the Company.

                                          COMPENSATION COMMITTEE

                                          J. Christopher Clifford, Chairman
                                          Douglas J. Kahn
                                          Harold Leppo
                                          Melvin M. Rosenblatt
                                          Nancy Ryan

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and the five next most highly compensated executive officers for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998.

                           SUMMARY COMPENSATION TABLE

           NAME AND                                            OTHER ANNUAL                  ALL OTHER
      PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)   OPTIONS   COMPENSATION($)
      ------------------        ----   ---------   --------   ---------------   -------   ---------------
Sherman N. Baker..............  2000    210,647     46,036(1)       -0-             -0-        86,098(4)
Chairman of the Board           1999    232,089        -0-          -0-             -0-        86,098(4)
                                1998    261,692        -0-          -0-             -0-        86,098(4)

Alan I. Weinstein.............  2000    596,154    154,688(1)       -0-          25,000       129,204(5)(6)
President, Chief Executive      1999    546,154        -0-          -0-             -0-        18,026(5)(6)
  Officer                       1998    428,154     66,667(2)       -0-         105,000         4,500(5)

Stuart M. Glasser.............  2000    569,231    290,250(1)       -0-         125,100       129,204(5)(6)
Senior Executive Vice           1999    519,231    180,820(3)       -0-          25,000        20,908(5)(6)(7)
  President, President and      1998    192,308*    69,180(3)       -0-         210,000         9,373(7)
  Chief Executive Officer of
  The Casual Male, Inc.

Michael J. Fine...............  2000    409,616      9,563(1)       -0-           7,600        95,427(5)(8)
Executive Vice President,       1999    157,692*       -0-          -0-         125,000           -0-
  President of JBI Footwear     1998         --         --          --               --            --
  Division

Thomas J. Konecki.............  2000    191,250      4,725(1)       -0-           3,100         5,759(9)
Executive Vice President,       1999    175,000        -0-          -0-           2,000         7,043(9)
  President of Work 'n Gear     1998      3,365*       -0-          -0-           5,000           -0-
  Division

Philip G. Rosenberg...........  2000    243,461     41,250(1)       -0-          12,600       320,000(10)
Former Executive Vice           1999    243,750        -0-        $34,075(11)       -0-         4,500(5)
  President, Chief Financial    1998    231,413     33,333(2)       -0-          45,000         4,500(5)
  Officer and Treasurer


---------------
 (*) Amount shown reflects partial year salary.

 (1) Amounts shown reflect payments under the Company's Incentive Plan.

 (2) Amount shown reflects bonuses paid to each of Mr. Weinstein and Mr. Rosenberg in monthly installments upon their being named Acting President and Chief Executive Officer and Acting Chief Financial Officer, respectively, in September 1996.

 (3) Amount shown reflects guaranteed bonus under employment agreement.

 (4) Amount shown reflects payments made to Mr. Baker under the Company's Retirement Plan.

 (5) Amounts shown include contributions made by the Company under its 401(k) Profit Sharing Plan based upon the officer's contributions.

 (6) Amounts shown reflect the reduction of $124,404 and $13,526, including imputed interest, of the amount outstanding under a forgivable note dated July 8, 1998 in favor of the Company for fiscal 2000 and fiscal 1999, respectively. See "Certain Relationships and Related Transactions."

 (7) Amount shown includes payments for moving and other expenses in connection with Mr. Glasser's relocation.

 (8) Amount shown includes payments for moving and other expenses in connection with Mr. Fine's relocation.

 (9) Amount shown reflects the reduction of principal and imputed interest under two forgivable notes issued January 27, 1998 in favor of the Company, one of which expired pursuant to its terms in fiscal 1999.

(10) Mr. Rosenberg passed away on January 2, 2000. The amount shown reflects $320,000 in payments (including payments in respect of accrued vacation) made pursuant to Mr. Rosenberg's employment contract as a result of his death. See "Employment and Severance Agreements."

(11) Amount shown reflects the inclusion of $34,075, representing the fair market value of certain Performance Shares awarded to Mr. Rosenberg on April 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended January 29, 2000 to the named executive officers.

                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                           % OF TOTAL                              AT ASSUMED ANNUAL RATE OF
                                            OPTIONS                                 STOCK PRICE APPRECIATION
                                           GRANTED TO     EXERCISE                     FOR OPTION TERM(5)
                            OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION   --------------------------
NAME                       GRANTED(1)    FISCAL YEAR(3)   ($/SH)(4)      DATE        5%($)           10%($)
----                       ----------    --------------   ---------   ----------   ---------        ---------
Sherman N. Baker.........        --             --             --            --          --               --
Alan I. Weinstein........    25,000            6.9%          3.69      03/30/09      58,016          147,023
Stuart M. Glasser........    25,000            6.9%          3.69      03/30/09      58,016          147,023
                                100(2)         .03%          4.75      12/10/09         299              757
                            100,000           27.5%         5.125      12/14/09     322,308          816,793
Michael J. Fine..........     7,500            2.1%          3.69      03/30/09      17,405           44,107
                                100(2)         .03%          4.75      12/10/09         299              757
Thomas J. Konecki........     3,000            0.8%          3.69      03/30/09       6,962           17,643
                                100(2)         .03%          4.75      12/10/09         299              757
Philip G. Rosenberg(6)...     7,500            2.1%          3.69      01/02/04       7,238           15,863
                              5,000            1.4%         7.375      01/02/04       9,067           19,814
                                100(2)         .03%          4.75      01/02/04         131              290

---------------
(1) Except as otherwise indicated, these options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant.

(2) The options become fully exercisable on the first anniversary of the date of grant.

(3) The Company granted options representing 363,956 shares to employees in fiscal 2000.

(4) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(5) The dollar amount under these columns shows the hypothetical gain or option spreads of options granted based on assumed annual compound stock appreciation rates of 5% and 10% as mandated by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Except in the case of options granted to Mr. Rosenberg as described in Note (6) below, the calculation of stock price appreciation hereunder is based upon an option term of ten (10) years.

(6) Mr. Rosenberg passed away on January 2, 2000. Upon his death, pursuant to the terms of the Amended and Restated 1994 Equity Incentive Plan, all of his options vested automatically. These options are exercisable by Mr. Rosenberg's estate for a period of four years from the date of his death. See "Employment and Severance Agreements."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

     The following table provides information on option exercises in fiscal 2000 by the named executive officers and the value of such officers' unexercised options at January 29, 2000.

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                       AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Sherman N. Baker............       0             0           38,396              0              0              0
Alan I. Weinstein...........       0             0           93,324         83,125          4,308         47,575
Stuart M. Glasser...........       0             0          141,250        218,850        275,580         94,389
Michael J. Fine.............       0             0           31,250        101,350         28,706        100,476
Thomas J. Konecki...........       0             0            3,000          7,100          2,817         10,328
Philip G. Rosenberg.........       0             0           77,605              0         28,702              0

---------------
(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value of the Company's Common Stock of $5.593, the average of the high and low prices of the Company's Common Stock on January 28, 2000, the last trading day preceding the Company's fiscal year end.

                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                     REPRESENTATIVE YEARS OF SERVICE
             AVERAGE OF HIGHEST FIVE               -----------------------------------
              YEARS OF COMPENSATION                  10          20       30(MAXIMUM)
             -----------------------               -------    --------    ------------
     $ 50,000....................................  $ 4,977    $  9,953      $ 14,930
      100,000....................................   11,977      23,953        35,930
      150,000....................................   18,977      37,953        56,930
      200,000....................................   25,977      51,953        77,930
      250,000*...................................   32,977      65,953        98,930
      267,326*...................................   35,402      70,805       106,207
      300,000*...................................   39,977      79,953       119,930

---------------
(*) The maximum compensation that may be used as of December 31, 1998 to calculate benefits under the Retirement Plan and the Supplemental Plan is $267,326.

     In December 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of the qualified plan limit, which is $160,000, but less than $267,326. The benefit provided by the Retirement Plan and the

Supplemental Plan is equal to (i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes means all compensation reported on Form W-2 (excluding such items as bonuses and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1998. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits.

     Effective as of May 3, 1997, the Board of Directors voted to amend the Retirement Plan to cease all benefit accruals under the Retirement Plan as of such date. Effective as of December 31, 1998, the Board of Directors voted to cease all benefit accruals under the Supplemental Plan.

     As of January 29, 2000, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Alan
I. Weinstein -- 30 years; Stuart M. Glasser -- 0 years; Michael J. Fine -- 0 years; Thomas J. Konecki -- 0 years and Philip G. Rosenberg -- 24 years.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on April 19, 2000, provides for an annual base salary of not less than $186,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 2001.

     Mr. Weinstein is employed pursuant to an agreement dated April 1, 1997 which, as amended on March 14, 2000, provides for an annual salary of not less than $675,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement (as amended) expires on April 30, 2002. In the event his employment is terminated without cause prior to a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Weinstein of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Mr. Weinstein's agreement further provides that, in the event of a termination of his employment without cause during the term of his agreement (except in the event of a change of control), any salary continuation payments, which are in excess of the amount of his base salary for one year, shall be offset by any salary or other compensation earned by Mr. Weinstein from other employment. Further, in the event his employment is terminated within one year after a Change of Control, the agreement provides for the payment to him of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment.

     Mr. Glasser is employed pursuant to an agreement effective as of September 15, 1997, as amended on April 17, 2000, which provides for an annual salary of not less than $650,000 plus incentive bonus compensation to which he may be entitled pursuant to the terms of the Incentive Plan. The agreement further provides that Mr. Glasser's base salary will be increased to $700,000 on April 30, 2001. The Company also guaranteed Mr. Glasser a bonus of $250,000 paid on the first anniversary of his employment. In the event Mr. Glasser's employment is terminated without cause, or in the event he resigns for "good reason", as defined in the agreement, he will receive his base salary (offset by any amounts earned by him from subsequent employment) and any amounts payable under the Incentive Plan with respect to the fiscal year in which such termination occurs which otherwise would have been paid on the basis of the results for such fiscal year (prorated to the termination date) from the date immediately following the termination date to and including the date immediately preceding the fourth anniversary of the effective date of Mr. Glasser's employment date ("Basic Severance"). Additionally, and in such events, all unvested stock options previously granted to Mr. Glasser will immediately vest and be exercisable within 90 days of such termination. In the event of a Change of Control and the reassignment of Mr. Glasser such that he ceases reporting to Mr. Weinstein, Mr. Glasser may resign within six months of such reassignment and shall be entitled to receive Basic Severance. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Glasser's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year pro-rated through the date of termination of employment.

     Mr. Fine is employed pursuant to an agreement effective September 9, 1998, as amended on April 5, 2000, which provides for an annual salary of not less than $440,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event Mr. Fine's employment is terminated without cause, or in the event his employment with the Company is terminated either by the Company or by Mr. Fine for "good reason" within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Fine shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. In addition, in the event the Company determines, during the term of Mr. Fine's agreement, to sell or otherwise dispose of the JBI Footwear Division, the Company shall use all reasonable efforts to offer Mr. Fine an executive position of comparable responsibility within the Company. If such comparable position is unavailable, the Company shall pay to Mr. Fine an amount equal to the greater of the amount of base salary he would have received through the remainder of the employment term plus one year of additional salary, or two years base salary; provided, however, that, except only in the event of a change of control, any such salary in excess of the greater of the amount of base salary payable through the remainder of the employment term or one year shall be offset by any salary or other compensation earned by Mr. Fine from other employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Fine's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment.

     Mr. Rosenberg was employed pursuant to an agreement dated April 1, 1997 which, as amended, provided for an annual salary of not less than $250,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. Mr. Rosenberg passed away on January 2, 2000. The agreement provided that, upon termination of employment due to death, the Company is to pay his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. At the time of his death, each of the 44,600 unvested stock options previously granted to Mr. Rosenberg automatically vested pursuant to the terms of the Amended and Restated 1994 Equity Incentive Plan. On March 14, 2000 the Board of Directors of the Company voted to extend the period during which Mr. Rosenberg's estate was entitled to exercise his vested stock options from one year from the date of his death to four years from the date of his death.

     Mr. Konecki is employed pursuant to an agreement dated January 19, 1999, as amended on April 25, 2000, which provides for an annual salary of not less than $225,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event Mr. Konecki's employment is terminated without cause, then Mr. Konecki shall receive an amount equal to the greater of his base salary for a period of one year or the amount of base salary he would have received for the remainder of his employment term, provided that any such payment is to be offset by any salary or other compensation earned by Mr. Konecki through other employment. The Agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event that Mr. Konecki's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to one year of his base salary.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are J. Christopher Clifford (Chairman), Douglas J. Kahn, Harold Leppo, Melvin M. Rosenblatt and Nancy Ryan. None of these individuals is an executive officer of the Company and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a managing director of Berkshire Partners, LLC ("Berkshire"), which receives fees from the Company for consulting and management services in the areas of financial and strategic corporate planning under a Management Agreement dated as of June 30, 1995 (the "Management Agreement"). For the fiscal year ended January 29, 2000, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     The Company has entered into negotiations with Pro Media, Inc., an advertising company of which Ms. Ryan is the President. To date, the Company has neither paid compensation to Pro Media, Inc., nor entered into a formal arrangement therewith. See "Certain Relationships and Related Transactions."

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index, and the Dow Jones Retailer -- Specialty Apparel Index for the five years ending January 29, 2000.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG J. BAKER, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
              AND THE DOW JONES RETAILERS-SPECIALTY-APPAREL INDEX

PERFORMANCE GRAPH

                                                                               NASDAQ STOCK MARKET        DOW JONES RETAILERS-
                                                     J. BAKER, INC.                  (U.S.)                 SPECIALTY-APPAREL
                                                     --------------            -------------------        --------------------
1/28/95                                                  100.00                      100.00                      100.00
2/3/96                                                    35.00                      142.00                      116.00
2/1/97                                                    49.00                      184.00                      137.00
1/31/98                                                   32.00                      218.00                      224.00
1/30/99                                                   43.00                      340.00                      415.00
1/29/00                                                   41.00                      513.00                      376.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Berkshire are parties to the Management Agreement. Mr. Clifford is a managing director of Berkshire and a Director and stockholder of the Company. The Management Agreement provides for an initial term of one year with automatic extensions of one year unless otherwise terminated by either party. Pursuant to the Management Agreement, Berkshire provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay Berkshire a monthly fee of $5,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended January 29, 2000, the

Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     On July 8, 1998, Mr. Weinstein and Mr. Glasser were each granted a performance based restricted stock award under the 1994 Plan for 50,000 shares of the Company's common stock at a purchase price of $10.18 per share. Pursuant to the awards, each of Mr. Weinstein and Mr. Glasser purchased the shares underlying the awards and executed a promissory note in the amount of $509,000, which notes will be ratably forgiven over five years provided Mr. Weinstein and Mr. Glasser remain employed by the Company during such time. The awards, as amended, provide that if the twenty (20) day average trading price of the Company's common stock culminating on the vesting date, September 15, 2000, is less than $14.00 and $15.00 per share in the case of Mr. Weinstein and Mr. Glasser, respectively, the Company shall have the right to repurchase a portion of the shares, up to a maximum of 40,000 shares, at the lower of $10.18 per share or the fair market value of such shares on the vesting date.

     In anticipation of the scheduled May 2000 termination of its arrangement with the organization that currently provides advertising and media buying services to the Company, the Company has entered into negotiations with Pro Media, Inc., an advertising company of which Ms. Ryan is the President. Although negotiations are ongoing and there can be no assurance that the Company and Pro Media, Inc. will ultimately enter into a formal arrangement for the provision of any or all of these services, the Company believes the terms of any such agreement will be no less favorable than the terms it previously received or that could otherwise be obtained from an unaffiliated entity. Organizations such as Pro Media, Inc. typically receive a percentage of their clients' advertising and media service expenditures as compensation for their services.

                              (PROPOSAL NUMBER 2)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending February 3, 2001. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG LLP has audited the books of the Company and its predecessor for more than twenty-five years. KPMG LLP has no direct or indirect material financial interest in the Company. A representative of KPMG LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative will also be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting on the matter is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 2001, but will consider the stockholder vote in appointing auditors for fiscal 2002.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is composed of five independent outside directors. The Audit Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the fiscal year ended January 29, 2000 (the "audited financial statements").

     - The Audit Committee has reviewed and discussed the audited financial statements with management;

     - The Audit Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61;

     - The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company; and

     - Based upon these reviews and discussions and relying thereon, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000, for filing with the U.S. Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Melvin M. Rosenblatt, Chairman
                                          Douglas J. Kahn
                                          Harold Leppo
                                          Theodore M. Ronick
                                          David Pulver

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 2001 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 3, 2001. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Clerk of the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

                                  DETACH HERE


                                     PROXY

                                 J. BAKER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints J. Christopher Clifford and Sherman N. Baker, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote all shares of the Common Stock of J. Baker, Inc. (the "Company") held of record by the undersigned on April 15, 2000 at the Annual Meeting of Stockholders to be held June 6, 2000 and any adjournment or postponement thereof.


SEE REVERSE                                                          SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2 in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

    1. Proposal to elect four Class II Directors.

       NOMINEES:  (01) Nancy Ryan,   (02) Douglas J. Kahn,
                  (03) Harold Leppo, (04) Stuart M. Glasser

                      FOR               WITHHELD

                      [ ]                 [ ]

[ ]
   --------------------------------------
   For all nominees except as noted above


    2. Proposal to ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending February 3, 2001.

          FOR                   AGAINST                ABSTAIN

          [ ]                     [ ]                    [ ]




   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [ ]


PLEASE SIGN IN THE SAME FORM AS NAME APPEARS ON THIS CARD. FIDUCIARIES AND CORPORATE OFFICERS SHOULD INDICATE THEIR TITLE.


Signature:                                        Date:
          ----------------------------------------      ------------------

Signature:                                        Date:
          ----------------------------------------      ------------------